Exhibit 99.1

eDiets.com Reports Record Profit for the Third Quarter of 2005

Company Delays Third Quarter Conference Call Due

to Logistical Issues Related to Hurricane Wilma

DEERFIELD BEACH, Fla.—Oct. 26, 2005—eDiets.com, Inc. (NASDAQ:DIET), a leader in providing healthy diet and fitness solutions to everyone, today announced preliminary results for the third quarter period ending September 30, 2005.

Revenue for the third quarter of 2005 increased to approximately $13.5 million, compared to $11.8 million in the comparable period last year. Net income for the third quarter of 2005 was approximately $2.0 million, or $0.09 per diluted share, compared to a net loss of $1.4 million, or $(0.07) per share, for the same period last year.

eDiets.com online business continues to operate normally and the company’s sales and service have not been materially affected by the hurricane. The company’s delay in releasing third quarter results is strictly related to telecommunications and other logistical matters following the hurricane. As of this moment, 98% of Broward County, FL is without power and is experiencing wide spread telecommunications outages. Conditions permitting, the company will release results for the third quarter of 2005 before financial markets open on Monday, October 31st with a conference call to follow at 10:30 AM EDT.

Rescheduled Conference Call:

The company has rescheduled its third quarter conference call for 10:30 AM Eastern Time on Monday, October 31. Participants may access the call by dialing 866-277-1182 (domestic) or 617-597-5359 (international), passcode 57988808. In addition, the call will be webcast via the company’s Web site at www.eDiets.com/investors, where it will also be archived. A telephone replay will be available through Monday, November 7, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 70340519.

About eDiets.com

eDiets.com, Inc. (NASDAQ:DIET) is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com and www.eFitness.com. The company also publishes a personalized online interactive magazine, along with a family of industry-leading electronic newsletters that have an opt-in circulation base of over 13 million.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

CONTACT:	Integrated Corporate Relations
John Mills, 310-395-2215 (Investor Relations)
JMills@icrinc.com
or
David Shein, 212-994-7514 (Media)
david.shein@rfbinder.com